EX-99.28(h)(3)(b)

FORM OF THIRD AMENDMENT TO THE FUND ACCOUNTING SERVICING AGREEMENT

THIS SECOND AMENDMENT dated as of the [   ] day of [          ], 2012, to the Fund Accounting Servicing Agreement, amended and restated as of March 27, 2006, as amended  August 28, 2006, and January 29, 2010 (the “Agreement”), is entered into by and between JACOB FUNDS INC. f/k/a JACOB INTERNET FUND INC., a Maryland corporation (the “Company”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and USBFS desire to amend said Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Directors.

NOW THEREFORE, the Company and USBFS agree as follows:

Exhibit A is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

JACOB FUNDS INC. By: _______________________ Name: Ryan Jacob Title: Chairman	U.S. BANCORP FUND SERVICES, LLC By:_____________________________ Name:___________________________ Title:____________________________

Exhibit A to the Fund Accounting Servicing Agreement
Jacobs Funds Inc. f/k/a Jacob Internet Fund Inc.

Separate Series of Jacob Funds Inc. f/k/a Jacob Internet Fund Inc.

Name of Series Jacob Internet Fund Jacob Small Cap Growth Fund Jacob Wisdom Fund Jacob Micro Cap Growth Fund	Date Added August 27, 1999 January 29, 2010 January 29, 2010 [ ], 2012